Exhibit 5.1

April 13, 2022

Knightscope, Inc.

1070 Terra Bella Avenue
Mountain View, California 94043

Re:	Registration Statement on Form S-1 Filed by Knightscope, Inc.

Ladies and Gentlemen:

We have acted as counsel to Knightscope, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-1 (the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Prospectus”), for the registration of the resale from time to time by the selling stockholder of the Company named in the Registration Statement (the “Selling Stockholder”) of up to 12,197,776 shares of Class A common stock, par value $0.001 per share, of the Company (the “Class A Common Stock”), consisting of (i) 98,888 shares of Class A Common Stock currently held by the Selling Stockholder (the “Initial Commitment Shares”), (ii) up to 98,888 shares of Class A Common Stock that may be issued to the Selling Stockholder upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement (as defined below) (the “Additional Commitment Shares”) and (iii) additional shares of Class A Common Stock having aggregate sales proceeds of up to $100,000,000 (the “Purchase Shares” and, together with the Initial Commitment Shares and the Additional Commitment Shares, the “Shares”). The Shares are to be issued and sold by the Company in accordance with the Purchase Agreement, dated April 4, 2022, by between the Company and B. Riley Principal Capital, LLC, as amended on April 11, 2022 (as amended, the “Purchase Agreement”), as described in the Prospectus.

We have examined the Registration Statement, the Prospectus the Purchase Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that:

1.	The Initial Commitment Shares have been validly issued, and are fully paid and non-assessable.
2.	The Additional Commitment Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of such Additional Commitment Shares, (ii) the issuance and delivery of such Additional Commitment Shares in accordance with the Purchase Agreement and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

3.

The Purchase Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of such Purchase Shares, (ii) the issuance and delivery of such Purchase Shares in accordance with the Purchase Agreement and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP